SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Soliciting Material Pursuant to Section 240.14a-12

DIGITAL IMPACT, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on August 2, 2002

To our stockholders:

      Our 2002 annual meeting of stockholders will be held at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California on August 2, 2002. The meeting will begin at 1:00 p.m. local time for the following purposes:

1. The election of two Class III directors to serve for the ensuing three years and until their successors are duly elected and qualified;

2. The ratification of the reappointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending March 31, 2003; and

3. To transact such other business as may properly come before our annual meeting and any adjournment(s) or postponement(s) thereof.

      The foregoing matters are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on June 10, 2002 are entitled to notice of and to vote at our annual meeting.

      All stockholders are cordially invited to attend our annual meeting in person. However, to ensure your representation at our annual meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending our annual meeting may vote in person, even though he or she has previously returned a proxy.

By order of the Board of Directors,

Kenneth Hirschman
Vice President, General Counsel and Secretary

June 20, 2002

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

PROXY STATEMENT FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
BENEFICIAL OWNERSHIP OF SHARES
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
STOCKHOLDER PROPOSALS

DIGITAL IMPACT, INC.

177 Bovet Road, Suite 200
San Mateo, California 94402
(650) 356-3400

PROXY STATEMENT FOR THE 2002
ANNUAL MEETING OF STOCKHOLDERS

       This Proxy Statement is being furnished by our board of directors to holders of our common stock in connection with the solicitation of proxies for use at our annual meeting to be held on Friday, August 2, 2002 at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California, commencing at 1:00 p.m. local time and at any adjournment or postponement thereof. The purposes of our annual meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are first being mailed to our stockholders on or about June 20, 2002.

The Proxy

      The persons named as proxy holders were selected by our board of directors and are officers of Digital Impact. The proxy holders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

FOR the election of the directors nominated by the board of directors; and

FOR the ratification of the reappointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending March 31, 2003.

      We will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone or other means of communication. Our directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with any such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by these parties and for reimbursement of their reasonable expenses incurred in connection with forwarding these materials. We will promptly deliver upon written or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be delivered to our Secretary at the address set forth above at or before the taking of the vote at the annual meeting.

Voting Securities and Voting Rights

      Our board of directors has fixed the close of business on June 10, 2002 as the record date for the determination of the stockholders entitled to notice of and to vote at our annual meeting. As of the record date, approximately 30,000,000 shares of common stock were outstanding and entitled to vote, constituting all of our voting stock. As of the record date, we had approximately 4,000 stockholders. Each holder of record of our common stock on the record date is entitled to one vote per share at our annual meeting, which may be cast either in person or by properly executed proxy.

      A plurality of the shares present in person or represented by proxy, entitled to vote and actually cast will elect the directors nominated for election this year. For the approval of all other matters submitted to a vote of stockholders, a quorum must be present and the matter must receive the affirmative vote of a majority of the votes cast (which shares voting affirmatively must also constitute a majority of the required quorum).

      A complete list of stockholders entitled to vote at our annual meeting will be available for inspection by any stockholder for any purpose germane to our annual meeting for ten days prior to our annual meeting during ordinary business hours at our headquarters located at 177 Bovet Road, Suite 200, San Mateo, CA 94402. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at our annual meeting is necessary to constitute a quorum at our annual meeting.

      Shares of our common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at our annual meeting. Shares which abstain from voting, and shares held by a broker nominee in “street name” which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at our annual meeting for purposes of determining whether a quorum exists, but will not be considered as votes cast. Although not considered as votes cast, broker non-votes may prevent a proposal from receiving the affirmative vote of a majority of the required quorum and, in that case, would have the same effect as votes against the proposal.

      All shares of our common stock which are entitled to vote and are represented at our annual meeting by properly executed proxies received prior to or at the meeting and not revoked will be voted at the meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated (other than in the case of broker non-votes), the proxies will be voted as recommended by our board of directors.

      If any other matters are properly presented at our annual meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the meeting to another time or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors and Nominees for Director

      Our bylaws state that the authorized number of directors shall be established by resolution of our board of directors or by an amendment to the bylaws duly adopted by our board of directors or stockholders. Currently, our authorized number of directors is six. Our board of directors increased the authorized number of directors from five to six in order to appoint an additional member, Edward J. Spiegel, in October 2001.

      Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of the board of directors will be elected each year. To implement the classified structure, prior to the consummation of our initial public offering in November 1999, two directors were elected to a one-year term, one was elected to a two-year term and two were elected to a three-year term. In this election and in future elections, directors will be elected to serve for three years and until their successors are duly elected and qualified. Michael Brown and William Park are Class III directors whose term will expire at our 2002 annual meeting. Gerardo Capiel and Warren Packard are Class I directors whose term will expire at our 2003 annual meeting. Ruthann Quindlen and Edward J. Spiegel are Class II directors whose term will expire at our 2004 annual meeting.

      Our board of directors has nominated William Park and Michael Brown to serve for an additional three years and until their successors are duly elected and qualified. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of Mr. Park and Mr. Brown, unless otherwise directed. If, contrary to our expectations, Mr. Park or Mr. Brown should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the board of directors.

      There are no family relationships among any of our directors, officers or key employees.

      OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RE-ELECTION OF MR. PARK AND MR. BROWN TO OUR BOARD OF DIRECTORS.

Nominees

Name	Class	Age	Principal Occupation and Business Experience

William Park	III	35	William Park has served as our Chief Executive Officer since July 1999 and serves as President and Chairman of our board of directors, positions he has held since he co-founded Digital Impact in October 1997. From July 1996 through November 1996, Mr. Park was Director of Profile Marketing for NetAngels, an internet company focused on web personalization technologies. From 1989 to 1994, Mr. Park held a variety of marketing positions at ZAI*NET Software, Inc., an enterprise software company, where he became Vice President of Marketing in 1993. Mr. Park holds a B.A. from the University of Pennsylvania and an M.B.A. from Stanford University.

Michael Brown	III	43	Michael Brown has served as a member of our board of directors since September 1999. Mr. Brown also serves as Chief Executive Officer of Quantum Corporation, a data storage company, a position he has held since September 1995. In May 1998, Mr. Brown was also appointed Chairman of the board of directors of Quantum. Mr. Brown holds a B.A. in economics from Harvard University and an M.B.A. from Stanford University.
Continuing Directors

Gerardo Capiel	I	34	Gerardo Capiel has served as our Chief Technology Officer and as a member of our board of directors since he co-founded Digital Impact in October 1997. From August 1996 to August 1997, Mr. Capiel was Director of Internet/ Internet Solutions for Altro Solutions, an information technology and business process consulting firm. Mr. Capiel holds a B.S. in engineering systems and computation from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

Warren Packard	I	34	Warren Packard has served as a member of our board of directors since March 1998. Mr. Packard is a partner of Draper Fisher Jurvetson, a venture capital investment firm, with which he has been associated since June 1997. From January 1996 to June 1997, Mr. Packard founded and served as the Vice President of Business Development of Angara E-Commerce Services, a provider of hosted marketing optimization applications. From June 1996 to January 1997, Mr. Packard was an associate at Institutional Venture Partners. Mr. Packard serves on the board of directors of several private companies. Mr. Packard holds a B.S. and M.S. in mechanical engineering and an M.B.A. from Stanford University.

Ruthann Quindlen	II	48	Ruthann Quindlen has served as a member of our board of directors since November 1998. Since June 1994, Ms. Quindlen has been a general partner of Institutional Venture Partners, a venture capital investment firm. Ms. Quindlen serves on the board of directors of several privately held companies. Ms. Quindlen holds a B.S.F.S. from Georgetown University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Name	Class	Age	Principal Occupation and Business Experience

Edward J. Spiegel	II	71	Edward J. Spiegel has served as a member of our board of directors since October 2001. Since 1997, Mr. Spiegel has been a Professor of Direct Marketing at Northwestern University. In addition, Mr. Spiegel provides services to marketing consulting firms Spiegel Marketing Associates (as its President since 1998) and The Callahan Group (as a general partner since 1997). Mr. Spiegel also serves on the board of directors of American Blind & Wallpaper Factory, a privately held company. Mr. Spiegel holds a B.A. from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration of Dartmouth College.

Information about the Board of Directors and Committees of the Board

      Our board of directors held seven meetings during the fiscal year ended March 31, 2002. Our board of directors has an audit committee, a compensation committee and a nominating committee.

      Our audit committee currently consists of Ms. Quindlen, Mr. Packard and Mr. Brown. The audit committee assists management in the establishment and supervision of our financial controls, evaluates the scope of our annual audit, reviews audit results, consults with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. During the fiscal year ended March 31, 2002, our audit committee met four times. Our board of directors has determined that each of the members of the audit committee is “independent” as defined in the listing standards of the National Association of Securities Dealers.

      Our compensation committee currently consists of Ms. Quindlen and Mr. Brown. Our compensation committee establishes salaries, incentives and other forms of compensation for officers and other employees. During the fiscal year ended March 31, 2002, our compensation committee met four times and acted six times by unanimous written consent.

      Our nominating committee currently consists of Ms. Quindlen, Mr. Brown and Mr. Packard. Each member of the nominating committee is “independent” as defined in the listing standards of the National Association of Securities Dealers. The nominating committee is responsible for seeking, screening and recommending for nomination candidates for election to the board of directors. In so doing, the nominating committee may evaluate, among other things, a candidate’s decision-making abilities, business experience, relevant expertise, personal integrity and reputation. Names of prospective candidates for election to the board of directors may be submitted to our Secretary for referral to the nominating committee. Any stockholder who wishes to make a nomination for election to the board of directors at an annual or special meeting for the election of directors must comply with procedures set forth in our bylaws. The nominating committee met once during the fiscal year ended March 31, 2002.

      No director attended fewer than 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board on which such director served during the fiscal year ended March 31, 2002.

Compensation of Directors

      Directors do not currently receive any cash compensation from us for their service as members of our board of directors. Our 1999 director option plan generally provides for an automatic initial grant of 20,000 stock options upon first becoming a non-employee director. After the initial grant, a non-employee director will be granted a subsequent 5,000 stock options each year on the date of our annual meeting of stockholders, provided that on such date the non-employee director has served as a director for at least six months. Each grant has a term of ten years. Each initial grant vests 25% on each of the first four anniversaries of its date of grant and each subsequent stock option grant is fully vested at the time of grant. The exercise price of all options granted under our 1999 director option plan is 100% of the fair market value per share of our common stock on the date of grant.

      Mr. Brown, who served on our board of directors prior to our adoption of the 1999 director option plan, was granted 30,000 stock options vesting over a four-year period under our 1998 stock plan and did not receive a separate initial grant of 20,000 options under our 1999 director option plan upon its adoption. Mr. Brown received subsequent automatic grants of 5,000 fully vested stock options under our 1999 director option plan at our 2000 and 2001 annual meetings. In October 2001, the board approved a grant of 50,000 stock options to Mr. Brown vesting over a two-year period in recognition of his significant contributions.

      Mr. Spiegel received his initial grant of 20,000 stock options under our 1999 director option plan in October 2001 upon joining our board of directors. We granted Mr. Spiegel an additional 10,000 stock options in April 2002. All of Mr. Spiegel’s stock options vest over a four-year period.

      Mr. Packard and Ms. Quindlen waived their rights to grants under the 1999 director option plan.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Our board of directors has selected PricewaterhouseCoopers LLP to audit our financial statements for our fiscal year ending March 31, 2003. This nomination is being presented to the stockholders for ratification at our annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

      OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING MARCH 31, 2003.

Audit Fees

      Audit fees billed to us by PricewaterhouseCoopers LLP for our fiscal year ended March 31, 2002 for the audit of our annual financial statements and the review of those financial statements included in our quarterly reports on Form 10-Q totaled approximately $170,000.

Financial Information Systems Design and Implementation Fees

      We did not engage PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation during our fiscal year ended March 31, 2002.

All Other Fees

      Fees billed to us by PricewaterhouseCoopers LLP for our fiscal year ended March 31, 2002 for all other non-audit services, including tax-related services, totaled approximately $60,000.

      The audit committee believes that PricewaterhouseCoopers LLP’s provision of non-audit services is compatible with the requirement of maintaining its independence.

      Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection of PricewaterhouseCoopers LLP, our audit committee and our board of directors will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection of PricewaterhouseCoopers LLP is ratified, our board of directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interest and in the best interest of stockholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

      The audit committee currently consists of Ruthann Quindlen, Warren Packard and Michael Brown. In accordance with the National Association of Securities Dealers’ listing standards, each member is independent. The audit committee assists management in the establishment and supervision of our financial controls, evaluates the scope of our annual audit, reviews audit results, consults with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The audit committee operates under a written charter adopted by our board of directors.

      In addition, the audit committee oversees a comprehensive system of internal controls to ensure the integrity of the financial reports and compliance with laws, regulations, and corporate policies, and recommends resolutions for any dispute that may arise between management and the auditors. Consistent with this oversight responsibility, the audit committee has reviewed and discussed with management the audited financial statements for the fiscal year ended March 31, 2002. PricewaterhouseCoopers LLP, Digital Impact’s independent auditors for the fiscal year ended March 31, 2002, issued their unqualified report dated April 24, 2002 on Digital Impact’s financial statements.

      The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has conducted a discussion with PricewaterhouseCoopers LLP relative to its independence. The audit committee has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services is compatible with its independence.

      Based on these reviews and discussions, the audit committee recommended to our board of directors that our audited financial statements for the fiscal year ended March 31, 2002 be included in our Annual Report on Form 10-K.

Ruthann Quindlen
Warren Packard
Michael Brown

BENEFICIAL OWNERSHIP OF SHARES

      The following table shows information regarding the beneficial ownership of our common stock as of May 31, 2002 by the following individuals or groups:

•	each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our executive officers;

•	each of our directors; and

•	all current directors and executive officers as a group.

      Unless otherwise indicated, and except for any rights these persons’ spouses or children sharing a household may have, the persons listed below have sole voting and investment power for shares of our common stock shown as beneficially owned by them. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power for the shares. Percentage of beneficial ownership is based on 30,001,680 shares of common stock outstanding as of May 31, 2002.

		Options
	Stock Beneficially	Exercisable
	Owned	within 60 Days of	Total Beneficial	Percentage
Name and Address	(Excluding Options)	May 31, 2002	Ownership	Ownership

Entities affiliated with Institutional Venture Partners	4,781,160	0	4,781,160	15.9%
3000 Sand Hill Road
Building 2, Suite 290
Menlo Park, CA 94025
Entities affiliated with Draper Fisher Jurvetson	4,725,790	0	4,725,790	15.8%
400 Seaport Court, Suite 250
Redwood City, CA 94063
William Park	3,585,428	0	3,585,428	12.0%
Gerardo Capiel	1,960,584	0	1,960,584	6.5%
David Oppenheimer	434,010	0	434,010	1.4%
Ron Rasmussen	206,384	0	206,384	*
John Ouren	136,726	6,250	142,976	*
David Kleinberg	21,456	111,109	132,565	*
Kevin Johnson	0	37,500	37,500	*
Ruthann Quindlen	4,794,160	0	4,794,160	16.0%
Warren Packard	4,755,790	0	4,755,790	15.9%
Michael Brown	0	43,750	43,750	*
Edward J. Spiegel	15,000	0	15,000	*
All current directors and executive officers as a group	15,909,538	198,609	16,108,147	52.7%

*	Less than 1% of the outstanding shares of our common stock.

      The shares listed above for entities affiliated with Institutional Venture Partners consist of 4,660,032 shares held by Institutional Venture Partners VIII, L.P., 70,128 shares held by IVM Investment Fund VIII, LLC, 15,828 shares held by IVM Investment Fund VIII-A, LLC and 35,172 shares held by IVP Founders Fund I, L.P. Ruthann Quindlen, a member of our board of directors, is a general partner of Institutional Venture Partners.

      The shares listed above for entities affiliated with Draper Fisher Jurvetson consist of 4,301,986 shares held by Draper Fisher Associates Fund IV, L.P., 323,804 shares held by Draper Fisher Partners IV, L.L.C.

and 100,000 shares owned by Steve Jurvetson, a general partner of Draper Fisher Jurvetson. Warren Packard, a member of our board of directors, is a general partner of Draper Fisher Jurvetson.

      The shares listed above for Warren Packard and Ruthann Quindlen include all shares beneficially owned by entities affiliated with Draper Fisher Jurvetson and entities affiliated with Institutional Venture Partners, respectively, but Mr. Packard and Ms. Quindlen disclaim beneficial ownership of the shares held by these entities except to the extent of their pecuniary interest in these entities. In addition, Mr. Packard and Ms. Quindlen have sole voting and investment power over 30,000 shares and 13,000 shares, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

      Our directors, executive officers, and any persons holding more than ten percent of our common stock are required to report to the Securities and Exchange Commission their initial ownership of our equity securities and any subsequent changes in that ownership. We believe that during our fiscal year ended March 31, 2002, our officers, directors and holders of more than ten percent of our common stock filed all Section 16(a) reports on a timely basis.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy

      As a general guideline, we seek to grow our business while attracting and retaining quality executives and managers. As such, the compensation committee has designed our executive compensation program to align with the achievement of our financial goals and key business objectives. During our fiscal year ended March 31, 2002, we sought to attract high caliber new members to our management team and secure the continued participation of critical members of our existing management team. During our fiscal year ended March 31, 2002, Kevin Johnson joined our management team as our Senior Vice President of Client Services, and John Ouren, who has performed in a variety of roles for us, joined the management team as our Senior Vice President of Professional Services.

      In this report as well as in the rest of this Proxy Statement, references to our fiscal year 2002 mean our fiscal year ended March 31, 2002.

Components of Executive Compensation at Digital Impact

      Compensation for our executive officers generally consists of base salary, annual bonus incentive and equity-based incentives. The compensation committee assesses the past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

  Base Salary

      The salaries of the executive officers, including that of our chief executive officer, are determined annually with reference to surveys of salaries paid to executives with similar responsibilities at comparable companies in the high technology industry. In addition to analyzing competitive data, the compensation committee makes discretionary and subjective determinations of appropriate compensation amounts to reflect our philosophy of paying for performance. The compensation committee places considerable weight on the recommendations of the chief executive officer in the case of the other executive officers. However, all awards of compensation are ultimately based upon the compensation committee’s judgment regarding the need to incentivize and retain the particular executive, taking into account the individual’s contributions to our long-term profitability and return to stockholders.

      During fiscal year 2002, the base salaries of our executive officers did not change.

  Annual Bonus Incentive

      Because we did not meet our financial objectives during fiscal year 2002, the compensation committee determined that no bonuses (other than ordinary sales commissions) would be paid to any of our employees, including executive officers.

  Equity-Based Incentives

      The compensation committee believes that stock options and restricted stock motivate our executive officers to maximize long-term stockholder value. Options and restricted stock utilize vesting periods in order to encourage our executives to continue in our employ. The compensation committee determines the number of options or shares to grant to a particular executive officer based on our business plans, the executive’s level of responsibility, individual performance, historical award data and competitive practices for comparable positions in similar companies.

      We have never granted stock options to either William Park or Gerardo Capiel, our founders, each of whom has significant holdings of our common stock.

      In April 2001, we allowed John Ouren and Ron Rasmussen to exchange all of their outstanding stock options for grants of 225,000 and 272,500 shares of restricted stock, respectively. A share of restricted stock is a share of common stock that is subject to a forfeiture restriction conditioned on continued employment. Each executive’s restricted stock was approximately 17% vested at the time of grant and will vest at the rate of approximately 7% per quarter until fully vested in February 2004. Generally, if an executive’s employment terminates, he forfeits his restricted stock.

      In December 2001, David Oppenheimer exchanged all of his outstanding stock options for a grant of 375,000 restricted stock units. A restricted stock unit is a right to receive one share of our common stock at a fixed date in the future. Mr. Oppenheimer’s restricted stock units were approximately 38% vested at the time of grant and will vest at the rate of approximately 7% per quarter until fully vested in February 2004. Because Mr. Oppenheimer holds restricted stock units as opposed to shares of restricted stock, he is unable to sell the underlying shares until he receives them in February 2004 (or upon his termination of employment, if earlier).

      Further details regarding grants of restricted stock and stock options may be found in the tables in this Proxy Statement in the section entitled “EXECUTIVE COMPENSATION.”

  Founder Retention Program

      When Messrs. Park and Capiel founded Digital Impact in October 1997, they agreed that their shares would vest over a four-year period, creating a significant retention incentive. By September 2001, all of these shares had vested. We have never granted stock options to either of our founders. In order to create a meaningful retention incentive for our founders, in January 2002 we implemented a cash-based retention program for them. Subject to each executive’s continued service with us on each applicable date, we will pay Mr. Park $100,000 on January 1, 2003, 2004 and 2005 and Mr. Capiel $50,000 on July 1, 2002, January 1, 2003 and July 1, 2003. If either executive resigns or his employment is terminated for cause, he will forfeit any future payments.

Impact of Section 162(m) of the Internal Revenue Code

      As a company with publicly traded securities, we are subject to Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation payments to our executive officers. This section also provides for certain exemptions to the limitations, specifically compensation that is “performance-based” within the meaning of Section 162(m). The compensation committee has generally endeavored to structure our executive compensation plans to achieve deductibility under Section 162(m) with minimal sacrifice in flexibility and objectives. However, deductibility is not the sole factor used in designing and determining appropriate compensation. The compensation committee may, in the future, enter into compensation arrangements that are not deductible under Section 162(m).

Ruthann Quindlen
Michael Brown

EXECUTIVE COMPENSATION

Summary of Fiscal Year 2002 Executive Compensation

      The following table sets forth for the periods presented compensation paid to, earned by or awarded to our chief executive officer, our chief technology officer and our four other most highly compensated executive officers for our fiscal year ended March 31, 2002. These officers are referred to as the named executive officers throughout this proxy statement. David Oppenheimer, John Ouren and Ron Rasmussen joined us during our fiscal year ended March 31, 2000. David Kleinberg joined us during our fiscal year ended March 31, 2001. The footnotes to the table provide additional information concerning our compensation and benefit programs.

				Long-Term
				Compensation
		Annual
		Compensation		Restricted	Securities
				Stock	Underlying		All Other
	Fiscal	Salary	Bonus	Awards	Options		Compensation
Name and Principal Position	Year	($)	($)	($)	(#)		($)

William Park	2002	$225,000	—	—	—		—
Chief Executive Officer	2001	216,873	—	$100,500	—		—
	2000	148,956	$50,000	—	—		—
Gerardo Capiel	2002	198,333	—	—	—		—
Chief Technology Officer	2001	191,843	—	34,840	—		$93,317	(1)
	2000	138,590	40,000	—	—		126,661	(2)
David Oppenheimer	2002	235,000	—	273,750 (3)	100,000		—
Sr. Vice President, Finance,	2001	231,951	—	89,780	120,000	(4)	—
Chief Financial Officer	2000	150,865	40,000	—	275,000	(4)	—
and Treasurer
John Ouren	2002	200,000	79,830 (5)	263,250 (6)	250,000		—
Sr. Vice President,	2001	168,583	—	40,200	60,000	(7)	—
Professional Services	2000	56,304	—	—	160,000	(7)	—
Ron Rasmussen	2002	207,564	—	318,825 (6)	100,000		—
Sr. Vice President,	2001	200,186	—	40,200	70,000	(7)	—
Engineering & Operations	2000	76,955	18,000	—	202,500	(7)	—
David Kleinberg	2002	216,615	—	—	200,000		—
Sr. Vice President, Marketing	2001	81,030	—	13,400	200,000		30,000	(8)

(1)	Represents repayment of a loan by us on behalf of Mr. Capiel and our reimbursement of taxes incurred by Mr. Capiel in connection with this loan repayment. As a result, Mr. Capiel was awarded fewer shares of restricted stock in March 2001 under a key employee restricted stock program than he would have had we not repaid this loan on his behalf.

(2)	Represents the value of 270,000 shares of our common stock issued to Mr. Capiel and our reimbursement of taxes incurred by Mr. Capiel in connection with this issuance.

(3)	In December 2001, Mr. Oppenheimer exchanged all of his outstanding stock options for a grant of 375,000 restricted stock units. A restricted stock unit is a right to receive one share of our common stock at a fixed date in the future. Mr. Oppenheimer’s restricted stock units were approximately 38% vested at the time of grant and will vest at the rate of approximately 7% per quarter until fully vested in February 2004. As of March 31, 2002, Mr. Oppenheimer held 182,291 unvested restricted stock units representing shares of our common stock with an aggregate market value of $545,050 (based on a fiscal year-end stock price of $2.99). Because Mr. Oppenheimer holds restricted stock units as opposed to shares of restricted stock, he is unable to sell the underlying shares until he receives them in February 2004 (or upon his termination of employment, if earlier). Mr. Oppenheimer is not entitled to receive cash dividends on his restricted stock units.

(4)	None of these options are currently outstanding. With the exception of 20,000 options exercised in 2000 by Mr. Oppenheimer, all of these options were exchanged for restricted stock units in December 2001.

(5)	Represents commission earned by Mr. Ouren in his capacity as our Vice President of Worldwide Sales, a position he held throughout fiscal year 2002.

(6)	In April 2001, Messrs. Ouren and Rasmussen exchanged all of their outstanding stock options for grants of 225,000 and 272,500 shares of restricted stock, respectively. Each executive’s restricted stock was approximately 17% vested at the time of grant and will vest at the rate of approximately 7% per quarter until fully vested in February 2004. Generally, if an executive’s employment terminates, the executive’s restricted stock is forfeited. As of March 31, 2002, Mr. Ouren held 125,000 shares of restricted stock with an aggregate market value of $373,750 and Mr. Rasmussen held 151,392 shares of restricted stock with an aggregate value of $452,662 (based on a fiscal year-end price of $2.99). If we pay dividends on our common stock to our stockholders generally, we will similarly pay dividends on shares of restricted stock held by these executives, but any such dividends will be subject to the same forfeiture restrictions as the shares of restricted stock on which they were paid.

(7)	None of these options are currently outstanding. All of these options were exchanged for shares of restricted stock in April 2001.

(8)	Represents a signing bonus paid to Mr. Kleinberg upon joining our management team in November 2000.

Fiscal Year 2002 Stock Option Grants

      The following tables set forth certain information regarding stock options granted to, exercised by and held by the named executive officers.

Options Granted in the Last Fiscal Year

		Individual Grants
					Potential Realizable Value at
	Number of				Assumed Annual Rates of
	Shares	Percentage of			Stock Price Appreciation for
	Underlying	Total Options	Exercise		Option Term(2)
	Options	Granted to	Price Per	Expiration
Name	Granted	Employees(1)	Share	Date	5%	10%

William Park	—	—	—	—	—	—
Gerardo Capiel	—	—	—	—	—	—
David Oppenheimer(3)	100,000	1.6%	$0.73	12/3/11	$45,909	$116,343
John Ouren(4)	50,000	0.8%	0.73	12/3/11	22,955	58,172
	50,000	0.8%	0.73	12/3/11	22,955	58,172
	150,000	2.4%	1.70	3/1/12	160,368	406,404
Ron Rasmussen(5)	100,000	1.6%	0.73	12/3/11	45,909	116,343
David Kleinberg(6)	50,000	0.8%	1.74	5/30/11	54,714	138,656
	50,000	0.8%	0.73	12/3/11	22,955	58,172
	100,000	1.6%	0.73	12/3/11	45,909	116,343

(1)	The percentages in the table above are based on a total of 6,181,800 options granted by us during our fiscal year 2002. The options in the table were granted under our 1998 stock plan with exercise prices equal to the fair market value of the underlying common stock on the date of grant.

(2)	These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

(3)	Mr. Oppenheimer’s options vest 1/3 on December 1, 2002 and 1/36 per month thereafter, and may vest on an accelerated basis upon the achievement of certain performance goals.

(4)	Mr. Ouren’s first grant of 50,000 options vests in 24 monthly installments commencing in April 2002. Mr. Ouren’s second grant of 50,000 options vests 1/3 on December 1, 2002 and 1/36 per month thereafter, and may vest on an accelerated basis upon the achievement of certain performance goals. Mr. Ouren’s grant of 150,000 options vests 20% on April 1, 2003 and then in equal monthly installments for an additional four years, and may vest on an accelerated basis upon our achievement of certain fiscal year 2003 revenue goals.

(5)	Mr. Rasmussen’s options vest 1/3 on December 1, 2002 and 1/36 per month thereafter, and may vest on an accelerated basis upon the achievement of certain performance goals.

(6)	Mr. Kleinberg’s two grants of 50,000 options vest in equal monthly installments through November 2004. Mr. Kleinberg’s grant of 100,000 options vests 1/3 on December 1, 2002 and 1/36 per month thereafter, and may vest on an accelerated basis upon the achievement of certain performance goals.

Aggregate Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at March 31, 2002		Options at March 31, 2002(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William Park	—	—	—	—	—	—
Gerardo Capiel	—	—	—	—	—	—
David Oppenheimer	—	—	—	100,000	—	$226,000
John Ouren	—	—	—	250,000	—	419,500
Ron Rasmussen	—	—	—	100,000	—	226,000
David Kleinberg	—	—	84,125	315,875	$97,434	514,066

(1)	Based on the closing price of our common stock on the last trading day of our fiscal year 2002 ($2.99).

Equity Compensation Plan Information

      The following table sets forth aggregate information regarding the shares of our common stock that may be issued under all of our equity compensation plans as of March 31, 2002.

				Number of Securities Remaining
				Available for Future Issuance
			Weighted-Average	Under Equity Compensation
		Number of Securities to be	Exercise Price of	Plans (Excluding Securities to
		Issued Upon Exercise of	Outstanding	be Issued Upon Exercise of
Plan Category	Name of Plan	Outstanding Options	Options	Outstanding Options)

Equity compensation plans approved by security holders	1998 Stock Plan(1)	8,320,421	$2.77	2,141,671

	1999 Employee Stock Purchase Plan(2)	Not applicable	Not applicable	1,004,616
	1999 Director Option Plan	30,000	$3.70	470,000
Equity compensation plans not approved by security holders	Not applicable(3)

(1)	Approved by our stockholders in 1998 and then again with modifications in 2000, our 1998 stock plan reserves for issuance a total of 11,295,000 shares of our common stock, plus an addition each January (beginning in 2001) equal to the lesser of 1,500,000 shares, 5% of our outstanding shares or an amount determined by our board of directors. Our 1998 stock plan is our primary program for providing equity compensation to our employees.

(2)	Approved by our stockholders in 1999, our 1999 employee stock purchase plan reserves for issuance a total of 700,000 shares of our common stock, plus an addition each September equal to the lesser of 700,000 shares, 2% of our outstanding shares or an amount determined by our board of directors. This plan does not provide for the grant of stock options in the traditional sense, but rather offers employees the opportunity to periodically purchase shares of our common stock at the lower of 85% of market value at the beginning and end of rolling six-month purchase periods.

(3)	All of our equity compensation plans have been approved by our stockholders.

Change in Control Arrangements

      Each of our named executive officers is a party to a retention agreement with us providing for certain benefits in the event that his employment terminates involuntarily within nine months following a change in control. These benefits include (i) a severance payment equal to six months’ salary, (ii) one year’s vesting credit for equity-based incentive awards and (iii) six months’ paid group health benefits. A change in control is defined to include, among other things, the acquisition of 50% of our common stock or voting power and our liquidation or dissolution.

      David Oppenheimer is party to an employment agreement dated July 29, 1999. If, within twelve months after we undergo a change in control, Mr. Oppenheimer’s employment is terminated without cause or he terminates his employment as a result of a reduction in his compensation, a change in his responsibilities or refusal of the successor company to assume our responsibilities under his employment agreement, 50% of his unvested equity-based incentive awards will become vested as of the date of his termination of employment. A change in control is defined as a merger or reorganization in which we are not the surviving corporation, our transfer of all or substantially all of our assets, our liquidation or dissolution, or if any person becomes the beneficial owner of 50% or more of our voting stock.

Compensation Committee Interlocks and Insider Participation

      None of the members of our compensation committee is an officer or employee of Digital Impact. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Indebtedness of Management

      In January 2002, we loaned $300,000 to William Park, our Chief Executive Officer, to facilitate his purchase of a primary residence. The loan matures on February 1, 2005. Interest, compounded annually on February 1 of each year and paid in full upon maturity, accrues at the rate of 2.74%. Mr. Park is required to prepay the loan with 50% of the after-tax proceeds of any sale by him of our common stock and with 100% of any retention program, bonus or severance payment to which he becomes entitled prior to the full repayment of the loan. In addition, the loan will become immediately due and payable in full in the event of certain terminations of Mr. Park’s employment with us.

      In January 2002, the compensation committee of our board of directors approved a $150,000 loan to Gerardo Capiel, our Chief Technology Officer. However, this loan has not yet been funded, and will not be funded unless Mr. Capiel requests that we do so. The loan, if funded, would bear interest at the rate of 2.74%. The first $50,000 of principal under the loan would be repaid on February 1, 2003. The remaining balance, including all accrued interest, would be due and payable on August 1, 2003. Mr. Capiel’s loan requires prepayment with 50% of the after-tax proceeds of any sale by Mr. Capiel of our common stock and with 100% of any retention program, bonus or severance payment to which he becomes entitled prior to the full repayment of the loan. In addition, the loan will become immediately due and payable in full in the event of certain terminations of Mr. Capiel’s employment with us.

PERFORMANCE GRAPH

      The following graph compares the cumulative total return to our stockholders, the Nasdaq Composite Index and the JP Morgan H&Q Internet Index. The graph assumes that $100 was invested in our common stock and in each index on November 22, 1999, the date of our initial public offering, and assumes the reinvestment of dividends. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

[PERFORMANCE GRAPH]

			JP Morgan H&Q Internet
	DIGI	NASDAQ Composite Index	Index

11/22/1999	100	100	100
6/30/2000	94	117	105
12/29/2000	16	73	52
6/29/2001	8	64	41
12/31/2001	10	57	34
4/4/2002	18	53	29

STOCKHOLDER PROPOSALS

      Stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of our stockholders by submitting their proposals in writing to our Secretary in a timely manner. In order to be included in our proxy materials for our 2003 annual meeting, stockholder proposals must be received by our Secretary no later than April 2, 2003. Proposals received after that date will not be eligible for inclusion in our proxy statement for next year’s annual meeting.

      In accordance with the advance notice provisions set forth in our bylaws, proposals submitted after April 2, 2003, but on or before May 2, 2003, may be eligible for consideration at next year’s annual meeting, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposal received after May 2, 2003 will be considered untimely for our 2003 annual meeting. A copy of the full text of the bylaw provision described above may be obtained by writing to our Secretary.

      In all cases, proposals for our 2003 annual meeting must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Digital Impact, Inc., 177 Bovet Road, Suite 200, San Mateo, California, 94402, Attention: Secretary.

      The board of directors knows of no matters other than those listed in the attached Notice of Annual Meeting of Stockholders that are likely to be brought before the 2002 annual meeting. However, if any other matter properly comes before the 2002 annual meeting or any adjournment or postponement thereof, the attached proxy card grants the proxy holders discretionary authority to vote on that matter.

By Order of the Board of Directors,

Kenneth Hirschman
Vice President, General Counsel and Secretary

Digital Impact, Inc.

Holder Account Number

Use a black pen. Mark with an X inside the grey areas as shown in this example	☒	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — William Park	☐	☐
02 — Michael Brown	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	The ratification of the reappointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending March 31, 2003.	☐	☐	☐

C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Proxy — Digital Impact, Inc.

Meeting Details

Address: Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California
Proxy Solicited by Board of Directors for Annual Meeting — August 2, 2002 at 1:00 p.m. local time

David Oppenheimer, Kenneth Hirschman, or either of them, each with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Digital Impact, Inc. to be held on August 2, 2002 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the listed nominees for director and FOR Item 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)